United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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1st Source Corporation
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April 6, 2023

Dear Valued Shareholders,

Response to Recent ISS Report

On March 10, 2023 we filed the proxy statement for 1st Source Corporation’s 2023 annual meeting of shareholders scheduled for April 20, 2023. In the proxy statement, our Board of Directors unanimously recommends a vote “FOR” the election of four director nominees listed in the proxy statement as Proposal 1. ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients withhold their votes for the election of three director nominees Christopher J. Murphy III, Timothy Ozark, and Todd Schurz, solely because of (i) a recent by-law amendment relating to director elections conforming the by-laws with applicable law, and (ii) a provision in our by-laws stating that our by-laws can only be amended by the Board of Directors and we have opted not to provide shareholders with the ability to amend the by-laws in the Company’s articles of incorporation.

By-Law Amendment Mischaracterized

ISS makes reference to a “unilateral by-law amendment to change vote standard for director elections” and erroneously states that “the board amended the by-laws effective Feb. 16, 2023 to change the vote standard for director elections from a majority of votes cast to a plurality of votes cast.”

This statement is erroneous and mischaracterizes the by-law amendment. As our proxy statement makes clear, the prior by-law language expressing a majority election standard was incorrect and ineffective. Indiana law establishes a plurality election standard which cannot be altered by a by-law provision. Our amendment of our by-laws had no effect on the vote legally required to elect directors to our Board. It was, simply put, a technical correction of the prior error in the by-laws to conform to controlling state law.

In addition, ISS fails to acknowledge that the by-law amendment had no effect on the existing shareholder-protective director resignation requirement in the by-laws for nominees who receive less than a majority vote. Instead, ISS inappropriately disparages our director resignation requirement with its conclusory statement, “By contrast, under a plurality vote standard, a director candidate is presumptively elected with even a single vote in favor, and it is considered easier for the board to reject the resignation of such a director when offered.” We disagree and believe it would be virtually certain that our Board would accept the resignation of a director elected with just one vote under the plurality voting standard. Moreover, our history reflects director nominees being elected by overwhelming margins, so we view the hypothetical one-vote outcome as unrealistic.

Thus, it is inappropriate for ISS to characterize the amendment as a “diminution in shareholder rights, made worse in this case by shareholders’ inability to amend the by-laws to reverse the change.” Shareholder rights were not diminished in any way because the plurality voting standard has been the operative standard all along. Moreover, no amendment of the by-laws by the board or otherwise could establish a majority vote standard under Indiana law. Accordingly, ISS’ adverse recommendations regarding director nominees Christopher J. Murphy III, Timothy Ozark, and Todd Schurz are not warranted.

By-Law Amendment Generally

Under current ISS policy, ISS considers any restriction on by-law amendments by shareholders to be a “material governance failure.” In its Proxy Analysis and Benchmarking Policy Voting Recommendations report on 1st Source issued on April 1, 2023, ISS stated it was recommending that its clients withhold their votes for the directors named above because such directors are standing for re-election. We also note that another shareholder advisory service, Glass Lewis, does not have such a policy, and has recommended a vote “For” all of our director nominees.

Our articles of incorporation, which have been previously approved by the shareholders, and our by-laws reflect the statutory default under Indiana law, which provides that only an Indiana corporation’s board of directors may amend or repeal the corporation’s by-laws, unless otherwise provided in the articles of incorporation. Indiana has had this statutory default provision for over 90 years, since at least 1929. Thus, we have not diminished shareholders’ rights under Indiana state law in any way, because shareholders do not have the right under Indiana law to amend the by-laws as a statutory default.

Furthermore, there are many provisions in our by-laws that deal with various procedural and administrative matters, such as meetings of our Board, committees and shareholders, and the issuance of our shares (among others). If these or other provisions were amended in ways that did not align with our company’s or our shareholders’ best interests, it would likely be very disruptive to the operations and effective corporate governance of the Company. Board control of the by-laws protects the company’s long-term interests because it helps ensure that the board, as the shareholders’ elected representatives, can carry out long-term strategies and objectives without undue disruption.

We strongly believe that our board membership reflects skills, leadership, experience, and diversity not typically found in a regional banking company of our size, and therefore, we believe following the voting recommendations of ISS on nominees Murphy, Ozark, and Schurz would be significantly detrimental to 1st Source and would not further good corporate governance. We would encourage you to read our proxy statement to gain further insight into the skills and unique experiences of our nominees and their significant and vital contributions to our board and your company.

We encourage you to vote “FOR” all directors under Proposal 1 of this year’s proxy statement for the following reasons:

1.Our recent by-law amendments had no effect on the vote required to elect our directors and did not diminish shareholder rights.

2.We firmly believe that we have not diminished shareholder rights under Indiana state law in anyway because shareholders do not have the right under Indiana law to amend the by-laws as a statutory default.

3.Our directors provide a unique set of skills, experience, diversity, and talent that is not commonly found in a regional banking firm of our size and all of our director nominees contribute significantly to those qualities.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FOUR DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS, INCLUDING DIRECTORS MURPHY, OZARK AND SCHURZ.

Response to Glass Lewis on “Say on Pay”

As explained in our proxy statement, our Board of Directors unanimously recommends a vote in favor of Proposal 2, Advisory Approval of Executive Compensation, and on proposal 3, Advisory Approval of Frequency of Future Advisory Votes on Executive Compensation, a vote in favor of three-year frequency. In its report dated March 28, 2023, with respect to our upcoming annual meeting, Glass, Lewis & Co., LLC, has recommended shareholders vote against proposal no. 2 and for annual frequency of the advisory vote, for reasons with which we disagree. We have provided a letter to Glass Lewis to explain our disagreements, attached as Exhibit A, hereto.

OUR BOARD OF DIRECTORS CONTINUES TO UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 2 AND, WITH RESPECT TO PROPOSAL 3, FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS

Thank you for your continued support and loyalty to 1st Source.

Exhibit A

John B. Griffith	P.O. Box 1602
Executive Vice President	South Bend, IN 46634
Chief Risk Officer, General Counsel	574-235-2494
and Secretary	574-235-2305 Fax
Griffith@1stsource.com

April 5, 2023

To:    Glass Lewis & Co.

RE:    Proxy Report Feedback Statement

We appreciate the opportunity to respond directly to the 2023 Glass Lewis Report on 1st Source Corporation’s proxy statement, published on March 28, 2023.

Advisory Vote on Executive Compensation (page 12)

We respectfully disagree with Glass Lewis’s recommendation that shareholders vote against advisory approval of Executive Compensation and explain our reasons for this disagreement below.

As has become clear in the last few months, banking is a business of balance in all its elements. Too great a focus on short-term or long-term performance or maximization of earnings can lead to the failure of an institution. That is why our compensation plan includes multiple indices for earning both short-term and long-term awards. In addition to cash awards, our plan requires long-term stock ownership and includes forfeiture risk thereof. These elements tie our leadership team directly to our long-term performance based on their collective decisions.

In the Compensation Discussion & Analysis section of our 2023 proxy statement, we review in detail our compensation philosophy and incentive plan features and highlight our overall excellent 2022 performance compared to peers. In addition, a new Pay versus Performance section of the 2023 proxy statement allowed us to show executive compensation adjusted to reflect annual stock awards and the long-term incentive awards in the actual periods they were earned and compare the adjusted “Compensation Actually Paid” to our total shareholder return. We explained why this adjustment was essential to an appropriate understanding of our executives’ compensation in comparison to corporate performance. It appears to us that Glass Lewis failed to account for this important factor in its analysis, leading to an inappropriate result. The Glass Lewis analysis failed to fully align compensation with performance in the years for which compensation was earned.

We also compared 1st Source’s total shareholder return to that of all banking companies in Illinois, Indiana, Michigan, Ohio and Wisconsin for the 1ast three and five years.

As noted in the proxy, 1st Source’s Total Shareholder Return was 63% and 36% better than that peer group’s for the three-year and five-year periods ending in 2022.

Glass Lewis & Co.
April 5, 2023

The following are responses to some specific points raised by Glass Lewis:

“Overall, the Company paid more than its peers, but performed moderately worse than its peers.” (page 6)

We disagree and while we are unable to duplicate Glass Lewis’s compensation comparison, our review of 2022 proxy statement data using data provided by S & P Global indicated that 1st Source’s CEO compensation was not significantly higher than peer, particularly given Mr. Murphy’s extensive tenure (45 years as President, CEO, and/or Chairman) and long-term experience as well as 1st Source’s better relative performance vs. peer.

The performance comparison on page 21 of our 2022 proxy statement captures 11 significant performance metrics across 3 separate meaningful peer groups. 1st Source performed in the upper half of those groups on 30 of 33 data points. When those rankings are converted into percentiles, 1st Source had an average ranking in the top 34 percent, which means we performed better, not moderately worse, than our peers. We also note that 11 of 15 Glass Lewis peers are in one of our two specific peer groups.

“Excessive Executive Focus on Short-Term Performance” (page 14)

We believe this characterization does not take into account all the long-term attributes of the stock portion of the annual Executive Incentive Plan award. In addition to that stock being subject to forfeiture over a five-year period and based on 1st Source meeting EPS growth or ROA criteria and subject to the employee remaining with 1st Source, it is generally required that the stock be held until retirement when it is sold back to 1st Source at its then book value. Thus, those annual stock awards are designed to focus attention on consistent long-term performance. Annual awards are specifically structured so that they do not, indeed cannot, induce undue focus on short-sighted strategies, which Glass-Lewis claims to be its focus.

“…this either/or mechanism does not reflect a sufficiently robust approach to setting long-term executive compensation levels.” (pages 14-15)

This comment is in reference to the EPS growth or ROA criteria we use as the forfeiture test for the annual Executive Incentive Plan stock awards. For 2022 awards, we are using 3.50% EPS annual growth or a 1.20% ROA requirement as the test to avoid forfeiture. We strongly disagree with Glass Lewis’s characterization of this requirement as using the “rosiest picture from several (metrics).” Rather, it places an emphasis on achieving either consistent continued earnings growth from a record earnings base or a profitability level that is on par with our peers’ recent performance. Both are “robust” conditions.

“We recognize that FY2022 short-term incentive target levels are largely below the Company’s actual performance levels in FY2021 for the same metrics. The Company does not disclose any rationale for this decision. Shareholders may seriously question the rigor of the performance targets for the FY2022 STIP (annual Executive Incentive Plan) given the maximum payouts granted to the executives under the plan during the year in review.” (page 15)

Glass Lewis & Co.
April 5, 2023

This comment is in reference to the annual incentive awards under the Executive Incentive Plan. The targets for net income, return on assets, return on common equity and expense to revenue were below actual FY 2021 results largely for the following reasons:

•Net interest income for 2021 included $16.8 million in fees on PPP loans which we knew would largely go away in 2022. The actual amount was $2.7 million.

•The 2021 provision for credit losses was a net recovery of $4.3 million due to improved credit performance driven by government programs and our work with clients to ameliorate the impact of COVID-19. We budgeted for a more normal credit environment in 2022 which included a $13.4 million in provision for credit losses expense.

We also note that these targets were set at the start of 2022 without knowing the potential impact on 2022 results by extraneous factors notably including seven rate hikes by the Federal Reserve, which is a pace and magnitude we have not seen in more than 40 years and outside management’s control. Additionally, shareholders should note Executive Incentive Plan criteria include a weighting for relative ROA performance comparing 1st Source to all publicly-traded $3 to $10 billion bank holding companies. 1st Source ranked 11th among 105 bank holding companies in this earnings performance metric.

“However, considering the below threshold result for a metric (growth in net new primary checking accounts) that accounts for the largest portion of the performance LTIP, shareholders should question whether the resulting payout at the maximum level was appropriate.” (page 15)

The reason Mr. Murphy’s payout was capped at the $1 million maximum was because of the overall dollar limit stated in the Plan, not because it was the maximum calculated amount. The calculated amount of $1,093,400 was based on the weighted performance of all 6 goals and 100% of Mr. Murphy’s average annual awards for 2020-2022. Mr. Murphy’s award thus included no credit for the growth in net new primary checking account goal. We believe that a weighted set of corporate goals is an appropriate component of this award calculation. Weighted goals which may change from year to year are critical to the balanced performance of a bank over the longer term.

“Shareholders should scrutinize the continued disconnect between pay and performance. We recognize that the three-year weighted average compensation levels of the CEO and NEOs are considerably larger than the median of its Glass Lewis peers, while performance is near the median.” (page 15)

Our relative performance is above peer as discussed in more detail above. Also, while we are unable to duplicate Glass Lewis’s NEO compensation comparisons, it appears to us that they are deficient in part because the Glass Lewis automated model fails to align compensation under 1st Source’s program with performance for the years in which it was earned (as discussed in the Pay v. Performance section of our proxy statement). We

Glass Lewis & Co.
April 5, 2023

believe our NEO compensation is appropriate and competitive compared to peers based on our ongoing review of available market data and 1st Source corporate performance, NEO individual qualifications, responsibility and performance. The appropriateness of our NEO compensation level was confirmed in 2021 by an outside independent consulting firm, Blanchard Consulting Group. There have been no material changes to our program and we are not aware of any intervening developments that would lead to a change in that assessment.

Frequency of Advisory Vote on Executive Compensation (page 16)

We disagree with Glass Lewis’s recommendation that shareholders vote for advisory vote on executive compensation every year rather than our recommendation of every three years.

We refer shareholders to our more detailed discussion on page 43 of our 2023 proxy statement. As noted there, our executive compensation program is designed to drive long-term shareholder value, changes little from year-to-year and has been largely aligned with our peers. Additionally, having this vote every three years as in 2023 allows shareholders to see the final awards of the current three-year, long-term award period and their impact on executive compensation, particularly when looking at the adjusted Compensation Actually Paid amounts now being disclosed.

Sincerely,